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                                                                      EXHIBIT 11

                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)

                                                   Three months ended
                                                       March 31
                                                   -------------------
                                                     2002       2001
                                                   --------   --------

Net income                                         $154,169   $116,127
                                                   ========   ========

Diluted weighted-average shares:
      Basic weighted-average shares outstanding     148,053    147,926
      Effect of stock options                         1,112        971
      Unallocated ESOP shares                            61        125
                                                   --------   --------
Diluted weighted-average shares:                    149,226    149,022
                                                   ========   ========

Basic EPS                                          $   1.04   $   0.79
                                                   ========   ========

Diluted EPS                                        $   1.03   $   0.78
                                                   ========   ========